PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: Jason Rando The Ruth Group (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical to Host Investor Breakfast on February 17, 2011

Warsaw, Indiana, February 8, 2011 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today that the Company will host an Investor Breakfast on Thursday, February 17, 2011 at 7:30 a.m. PT.  Tom Sullivan, President & Chief Executive Officer; Brian Moore, President of Business Development; and Fred Hite, Senior Vice President & Chief Financial Officer, will host the event.

The Investor Breakfast is being held in conjunction with the American Association of Orthopedic Surgeons (AAOS) Annual Meeting in San Diego, CA.  A live Web cast of the Investor Breakfast will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com.  After the live Web cast, a replay will remain available on Symmetry Medical’s Web site through March 17, 2011.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

#  #  #